EXHIBIT 99.1
CENTERPLATE REPORTS STRONG FOURTH QUARTER
AND FULL-YEAR 2006 RESULTS
STAMFORD, CONN., March 7, 2007 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un) today reported financial results for the fourth quarter and fiscal year ended January 2, 2007. Net sales of $681.1 million for fiscal year 2006 increased 5.9% from $643.1 million in fiscal year 2005. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) increased 7.6% to $57.5 million for 2006 compared to $53.5 million in 2005. The increase in adjusted EBITDA for the year was primarily due to higher sales volume and lower selling, general and administrative expenses (SG&A).
“2006 was a great year for Centerplate, capped by a very strong fourth quarter. For the full-year we increased revenues and adjusted EBITDA, made great strides with our core strategic initiatives, strengthened our management team, and implemented an enhanced organizational structure to better serve our customers,” said Janet L. Steinmayer, President and Chief Executive Officer of Centerplate. She added, “We remain focused on executing on our strategic vision in 2007 – delivering creative, value-added solutions, partnering with clients on initiatives that are attractive and profitable to both parties, and being an innovator in all aspects of our business.”
The net sales increase in fiscal year 2006 was primarily due to higher sales at the company’s convention centers, Major League Baseball (MLB) facilities and arenas which increased $15.3 million, $13.6 million and $9.2 million, respectively. Higher sales at convention centers were primarily driven by an increase in the number of events held at these facilities. At the company’s MLB facilities, an overall increase in attendance and per capita spending resulted in higher net sales, while sales at arenas were positively impacted by the resolution of the National Hockey League (NHL) lock-out and an increase in the number of college basketball tournaments held in a number of these facilities. Net sales at all other facilities increased by $6.0 million, primarily due to increases at the company’s National Football League (NFL) venues ($4.8 million).

Partially offsetting this improvement was a decline in sales of $6.1 million (net of new accounts) associated with the non-renewal of some of the company’s contracts.
Net sales in the fourth quarter increased 8.8%, to $158.0 million, compared to net sales of $145.2 million in the fourth quarter of 2005. Adjusted EBITDA increased 6.8% to $10.7 million in the fourth quarter of 2006 compared to $10.1 million in the fourth quarter of 2005. The increase in adjusted EBITDA was primarily due to higher sales in 2006 and non-recurring expenses incurred in 2005. NFL sales in the quarter improved $11.4 million due to five additional games played in the fourth quarter of 2006 compared to 2005. In addition, convention center sales increased $2.3 million and new accounts, net of closed accounts, added an additional $2.4 million in sales. This was partially offset by a $3.3 million decline in MLB sales because the regular MLB baseball season ended in the company’s third quarter in 2006 versus the fourth quarter in 2005.
For the full year 2006, Centerplate reported net income of $3.5 million compared to a loss of $4.6 million in 2005. On a per share basis, Centerplate reported net income of $0.15 per share in 2006 versus a loss of $0.20 per share for fiscal 2005. The improvement in net income and earnings per share in 2006 was primarily due to a one-time charge of $5.8 million related to the refinancing of the company’s senior credit facility in April 2005. For the fourth quarter of 2006, Centerplate reported a net loss of $3.1 million compared to a net loss of $2.2 million in the fourth quarter of 2005. On a per share basis, Centerplate reported a net loss of $0.14 per share for the fourth quarter of 2006 compared to a net loss of $0.10 per share in the fourth quarter of 2005. The decline in net income during the fourth quarter of 2006 was primarily due to lower income tax benefits which was partially offset by an increase in operating income.
As previously announced, Centerplate will make its 39th distribution to IDS holders on March 20, at the annual rate of approximately $1.56 per IDS.
Centerplate will discuss its fourth quarter and year-end 2006 financial results on a conference call at 5:30 p.m. (EST) on Wednesday, March 7, 2007. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio web cast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on March 7, 2007 through

2

midnight on March 21, 2007. The replay can be accessed domestically by dialing 877-660-6853. For international callers, the dial-in number is 201-612-7415. The replay account number for the call is 252 and the pass code for the replay call is 231822.
About Centerplate
Centerplate is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
Centerplate presents Adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of Adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

3

Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

4

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	January 2,	January 3,	January 2,	January 3,
	2007	2006	2007	2006
	(In thousands, except share data)
Net sales	$157,987	$145,202	$681,120	$643,112

Cost of sales	128,919	117,657	554,752	519,395
Selling, general and administrative	18,854	18,017	70,538	71,405
Depreciation and amortization	7,517	7,822	28,854	29,255
Transaction related expenses	700	1,006	700	1,006
Contract related losses	258	89	358	369

Operating income	1,739	611	25,918	21,682

Interest expense	6,112	5,796	24,360	31,274

Other income, net	(526)	(524)	(1,690)	(1,151)

Income (loss) before income taxes	(3,847)	(4,661)	3,248	(8,441)

Income tax benefit	(720)	(2,467)	(230)	(3,853)

Net income (loss)	$(3,127)	$(2,194)	$3,478	$(4,588)

Basic and diluted net income (loss) per share with and without conversion option	$(0.14)	$(0.10)	$0.15	$(0.20)

Weighted average shares outstanding with conversion option	4,060,997	4,060,997	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20	$0.79	$0.79

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	January 2,	January 3,	January 2,	January 3,
	2007	2006	2007	2006
	(In thousands)
Net income (loss)	$(3,127)	$(2,194)	$3,478	$(4,588)
Income tax benefit	(720)	(2,467)	(230)	(3,853)

Income (loss) before income taxes	(3,847)	(4,661)	3,248	(8,441)
Adjustments:
Interest expense (1)	6,112	5,796	24,360	31,274
Depreciation and amortization	7,517	7,822	28,854	29,255

EBITDA (2)	$9,782	$8,957	$56,462	$52,088

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$9,782	$8,957	$56,462	$52,088
Adjustments:
Transaction related expenses (3)	700	1,006	700	1,006
Contract related losses (4)	258	89	358	369

Adjusted EBITDA (2)	$10,740	$10,052	$57,520	$53,463

(1)	Included in interest expense for the 53 weeks ended January 3, 2006 is $5.8 million in expenses related to entering into our credit agreement on April 1, 2005. The $5.8 million includes a prepayment premium of approximately $4.6 million on the prior credit facility and a $1.2 million non-cash charge for the write-off of deferred financing costs. Additionally, for the 13 and 52 weeks ended January 2, 2007 included in interest is a non-cash credit of $1.0 million and $3.4 million, respectively, related to the change in the fair value of our derivatives as compared to $1.0 million and $40,000, respectively, for the 13 and 53 week periods ended January 3, 2006.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(3)	Reflects expenses incurred in connection with the contemplated follow-on offering to the Company’s 2003 initial public offering.

(4)	Reflects non-cash expense for the write-off of impaired assets associated with the Company’s contracts.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
(in thousands)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	January 2,	January 3,	January 2,	January 3,
	2007	2006	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,127)	$(2,194)	$3,478	$(4,588)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,517	7,822	28,854	29,255
Amortization of deferred financing costs	642	649	2,569	3,474
Charge for impaired assets	258	1,095	358	1,375
Non-cash interest earned on restricted cash	(145)	(104)	(455)	(196)
Derivative non-cash interest	(1,010)	(1,017)	(3,364)	(40)
Deferred tax change	(710)	(2,161)	(707)	(3,547)
Loss on disposition of assets	54	62	22	15
Other	(281)	53	9	157

Changes in assets and liabilities	(9,071)	(19,709)	8,562	2,503

Net cash provided by (used in) operating activities	(5,873)	(15,504)	39,326	28,408

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,147)	(2,855)	(13,752)	(14,712)
Proceeds from sale of property and equipment	—	(118)	250	338
Purchase of contract rights	(1,609)	(1,369)	(14,014)	(10,363)
Return of unamortized capital investment	—	—	1,828	—
Restricted cash	(13,050)	—	(13,050)	—

Net cash used in investing activities	(18,806)	(4,342)	(38,738)	(24,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments — revolving loans	(5,000)	—	(10,000)	(44,250)
Borrowings — revolving loans	20,000	—	25,000	44,250
Principal payments on long-term debt	(268)	(537)	(1,075)	(806)
Proceeds from issuance of long-term debt	—	—	—	107,500
Retirement of existing long-term borrowings	—	—	—	(65,000)
Payments of financing costs	—	(19)	—	(7,266)
Dividend payments	(4,460)	(4,460)	(17,840)	(17,840)
Increase (decrease) in bank overdrafts	(1,340)	(4,958)	1,508	(3,626)

Net cash provided by (used in) financing activities	8,932	(9,974)	(2,407)	12,962

INCREASE (DECREASE) IN CASH	(15,747)	(29,820)	(1,819)	16,633

CASH AND CASH EQUIVALENTS:
Beginning of period	55,338	71,230	41,410	24,777

End of period	$39,591	$41,410	$39,591	$41,410

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	January 2,	January 3,
	2007	2006
	(in thousands)
ASSETS
Current assets	$102,194	$88,790
Property and equipment, net	50,684	49,725
Contract rights, net	79,209	80,557
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	12,930	15,499
Other assets	46,211	42,312

TOTAL ASSETS	$332,370	$318,025

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$98,700	$70,822
Long-term debt	209,789	210,864
Other liabilities	8,279	6,384

Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity	1,250	15,603

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$332,370	$318,025